Exhibit 99.1

Everspin Reports Unaudited Fourth Quarter and Full Year 2024 Financial Results

Chandler, AZ, February 26, 2025 — Everspin Technologies, Inc. (NASDAQ: MRAM), the world’s leading developer and manufacturer of magnetoresistive random access memory (MRAM) persistent memory solutions, today announced preliminary unaudited financial results for the fourth quarter and full year ended December 31, 2024.

“We are pleased to report fourth quarter results with revenue above our expectations and earnings per share at the high end of our guidance range,” said Sanjeev Aggarwal, President and Chief Executive Officer. “We had a total of 178 design wins in 2024 and we are excited about the opportunities ahead of us to expand our reach in the NOR flash, SRAM and storage markets.”

Fourth Quarter 2024 Results

●	Total revenue of $13.2 million, compared to $16.7 million in the fourth quarter of 2023.
●	MRAM product sales, which includes both Toggle and STT-MRAM revenue, of $11.0 million, compared to $12.4 million in the fourth quarter of 2023.
●	Licensing, royalty, patent, and other revenue of $2.2 million, compared to $4.3 million in the fourth quarter of 2023.
●	Gross margin of 51.3%, compared to 58.1% in the fourth quarter of 2023.
●	GAAP operating expenses of $8.4 million, compared to $8.1 million in the fourth quarter of 2023.
●	Other income, net of $2.6 million, compared to $0.4 million in the fourth quarter of 2023.
●	GAAP net income of $1.2 million, or $0.05 per diluted share, compared to net income of $2.0 million, or $0.09 per diluted share, in the fourth quarter of 2023.
●	Adjusted EBITDA of $3.2 million, compared to $3.6 million in the fourth quarter of 2023.
●	Cash and cash equivalents as of December 31, 2024, increased to $42.1 million.

Full Year 2024 Results

●	Total revenue of $50.4 million, compared to $63.8 million in 2023.
●	MRAM product sales, which includes both Toggle and STT-MRAM revenue, of $42.2 million, compared to $53.1 million in 2023.
●	Licensing, royalty, patent, and other revenue of $8.2 million, compared to $10.6 million in 2023.
●	Gross margin of 51.8%, compared to 58.4% in 2023.
●	GAAP operating expenses of $33.2 million, compared to $31.4 million in 2023.
●	Other income, net of $7.8 million, compared to $3.2 million in 2023.

●	GAAP net income of $0.8 million, or $0.04 per diluted share, compared to net income of $9.1 million, or $0.42 per diluted share, in 2023.
●	Adjusted EBITDA of $9.2 million, compared to $15.3 million in 2023.

“Our solid results this quarter were driven by strength in our product revenue and RAD-Hard projects,” said Bill Cooper, Everspin’s Chief Financial Officer. “Our balance sheet remains strong and we remain committed to maintaining financial discipline while scaling our business and converting additional design wins to revenue.”

Business Outlook

For the first quarter 2025, Everspin expects total revenue in a range of $12 million to $13 million and GAAP net loss per basic share to be between $(0.10) and $(0.05). Non-GAAP net (loss) income per basic share is anticipated to be between $(0.05) and $0.00.

A reconciliation of non-GAAP guidance measures to corresponding GAAP guidance measures is not available on a forward-looking basis without unreasonable effort due to the uncertainty regarding, and the potential variability of, expenses that may be incurred in the future. Stock-based compensation-related charges are impacted by the timing of employee stock transactions, the future fair market value of Everspin’s common stock, and Everspin’s future hiring and retention needs, all of which are difficult to predict and subject to constant change. These factors could be material to Everspin’s results computed in accordance with GAAP. This outlook is dependent on Everspin’s current expectations, which may be impacted by, among other things, evolving external conditions, such as public health-related events or outbreaks, local safety guidelines, worsening impacts due to supply chain constraints or interruptions, including recent market volatility, semiconductor downturn and the other risk factors described in Everspin’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, its Quarterly Reports on Form 10-Q filed with the SEC during 2024, as well as in its subsequent filings with the SEC.

Use of Non-GAAP Financial Measures

Everspin supplements the reporting of its financial information determined under generally accepted accounting principles in the United States of America (GAAP) with the following non-GAAP financial measures:

●	Non-GAAP net income (loss), which is defined as the GAAP measure, excluding the effect of stock-based compensation charges.
●	Adjusted EBITDA, which is defined as net income adjusted for interest expense, taxes, depreciation and amortization, stock-based compensation expense, and restructuring costs (if any).

Everspin’s management and board of directors use these non-GAAP measures to understand and evaluate its operating performance and trends, to prepare and approve its annual budget and to develop short-term and long-term operating and financing plans. Accordingly, Everspin believes that these non-GAAP measures provide useful information for investors in understanding and evaluating its operating results in the same manner as its management and board of directors. These non-GAAP financial measures should be considered in addition to, not as superior to, or as a substitute for, financial measures reported in accordance with GAAP. Moreover, other companies may define these non-GAAP measures differently, which limits the usefulness of this measure for comparisons with such other companies. Everspin encourages investors to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Please see the tables included at the end of this release for the reconciliation of GAAP to non-GAAP results.

Conference Call

Everspin will host a conference call for analysts and investors on Wednesday, February 26, 2025, at 5:00 p.m. Eastern Time.

Dial-in details: To access the call by phone, please go to this link and you will be provided with dial-in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time.

The live webcast of the call will be accessible on Everspin’s website at investor.everspin.com. Approximately two hours after conclusion of the live event, an archived webcast of the conference call will be accessible from the Investor Relations section of Everspin’s website for twelve months.

About Everspin Technologies

Everspin Technologies, Inc. is the world’s leading provider of magnetoresistive RAM (MRAM). Everspin MRAM delivers the industry’s most robust, highest-performance non-volatile memory for industrial IoT, data centers and other mission-critical applications where data persistence is paramount. Headquartered in Chandler, Arizona, Everspin provides commercially available MRAM solutions to a large and diverse customer base. For more information, visit www.everspin.com. NASDAQ: MRAM.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding future results that involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to the statements made under the caption “Business Outlook.” Forward-looking statements are identified by words such as “expects” or similar expressions. These include, but are not limited to, Everspin’s future financial performance, including the outlook for first quarter 2025 results. Actual results could differ materially from these forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the risks set forth under the caption “Risk Factors” in Everspin’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 29, 2024, and its Quarterly Reports on Form 10-Q filed with the SEC during 2024, as well as in its subsequent filings with the SEC. Any forward-looking statements made by Everspin in this press release speak only as of the date on which they are made and subsequent events may cause these expectations to change. Everspin disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations:

Monica Gould

The Blueshirt Group

T: 212-871-3927

ir@everspin.com

EVERSPIN TECHNOLOGIES, INC.

Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$42,097	$36,946
Accounts receivable, net	11,722	11,554
Inventory	9,110	8,391
Prepaid expenses and other current assets	1,272	988
Total current assets	64,201	57,879
Property and equipment, net	3,220	3,717
Intangible assets, net	3,416	—
Right-of-use assets	4,549	5,495
Other assets	2,403	212
Total assets	$77,789	$67,303

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,278	$2,916
Accrued liabilities	2,449	4,336
Deferred revenue	78	336
Lease liabilities, current portion	1,306	1,190
Contract obligations	2,034	—
Software liabilities, current portion	1,769	—
Total current liabilities	9,914	8,778
Lease liabilities, net of current portion	3,336	4,390
Software liabilities, net of current portion	1,784	—
Long-term income tax liability	162	214
Total liabilities	$15,196	$13,382
Commitments and contingencies (Note 5)
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 5,000,000 shares authorized; no shares issued and outstanding as of December 31, 2024 and 2023, respectively	—	—
Common stock, $0.0001 par value per share; 100,000,000 shares authorized; 22,059,697 and 21,080,472 shares issued and outstanding as of December 31, 2024 and 2023, respectively	2	2
Additional paid-in capital	199,460	191,569
Accumulated deficit	(136,869)	(137,650)
Total stockholders’ equity	62,593	53,921
Total liabilities and stockholders’ equity	$77,789	$67,303

EVERSPIN TECHNOLOGIES, INC.

Statements of Income and Comprehensive Income

(In thousands, except share and per share amounts)

(Unaudited)

	Year Ended December 31,
	2024	2023
Product sales	$42,203	$53,123
Licensing, royalty, patent, and other revenue	8,199	10,642
Total revenue	50,402	63,765
Cost of product sales	22,812	24,693
Cost of licensing, royalty, patent, and other revenue	1,464	1,827
Total cost of sales	24,276	26,520
Gross profit	26,126	37,245
Operating expenses:
Research and development	13,686	11,776
General and administrative	14,141	14,296
Sales and marketing	5,390	5,288
Total operating expenses	33,217	31,360
(Loss) income from operations	(7,091)	5,885
Interest expense	—	(63)
Other income, net	7,832	3,214
Net income before income taxes	741	9,036
Income tax benefit	40	16
Net income and comprehensive income	$781	$9,052
Net income per common share:
Basic	$0.04	$0.44
Diluted	$0.04	$0.42
Weighted average shares of common stock outstanding:
Basic	21,642,793	20,748,302
Diluted	22,156,420	21,367,304

EVERSPIN TECHNOLOGIES, INC.

Statements of Cash Flows

(In thousands)

(Unaudited)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities
Net income	$781	$9,052
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,731	1,205
Gain on sale of property and equipment	—	(15)
Stock-based compensation	6,713	5,005
Loss on prepayment and termination of credit facility	—	170
Non-cash warrant revaluation	—	(25)
Non-cash interest expense	—	26
Changes in operating assets and liabilities:
Accounts receivable	(168)	(889)
Inventory	(719)	(1,708)
Prepaid expenses and other current assets	(284)	(384)
Other assets	(492)	(150)
Accounts payable	(374)	499
Accrued liabilities	(1,939)	803
Deferred revenue	(258)	(485)
Contract obligations	2,034	—
Lease liabilities, net	74	24
Net cash provided by operating activities	7,099	13,128
Cash flows from investing activities
Purchases of property and equipment	(3,049)	(1,404)
Purchases of intangible assets	(11)	—
Proceeds received from sale of property and equipment	—	19
Net cash used in investing activities	(3,060)	(1,385)
Cash flows from financing activities
Payments on long-term debt	—	(2,790)
Proceeds from exercise of stock options and purchase of shares in employee stock purchase plan	1,178	1,198
Payments on finance leases	(66)	—
Net cash provided by (used in) financing activities	1,112	(1,592)
Net increase in cash and cash equivalents	5,151	10,151
Cash and cash equivalents at beginning of period	36,946	26,795
Cash and cash equivalents at end of period	$42,097	$36,946
Supplementary cash flow information:
Interest paid	$—	$37
Cash paid for taxes	$202	$—
Operating cash flows paid for operating leases	$1,399	$1,384
Financing cash flows paid for finance leases	$66	$12
Non-cash investing and financing activities:
Internal-use software asset obtained in exchange for software liabilities	$3,564	$—
Right-of-use assets obtained in exchange for finance lease liabilities	$297	$—
Purchases of property and equipment in accounts payable and accrued liabilities	$182	$446
Cashless exercise of warrants	$—	$2

EVERSPIN TECHNOLOGIES, INC.

Supplemental Reconciliations of GAAP Results to Non-GAAP Financial Measures

(In thousands, except share and per share amounts)

(Unaudited)

	Year Ended December 31,
	2024	2023

	(in thousands)
Adjusted EBITDA reconciliation:
Net income	$781	$9,052
Depreciation and amortization	1,731	1,205
Stock-based compensation expense	6,713	5,005
Interest expense	—	63
Income tax benefit	(40)	(16)
Adjusted EBITDA	$9,185	$15,309

	Year Ended December 31,
	2024	2023

Non-GAAP Net income per common share reconciliation:
Net income per common share, diluted	$0.04	$0.42
Stock-based compensation expense	0.30	0.23
Non-GAAP Net income per common share, diluted	$0.34	$0.65